Exhibit 99.1

AMERICAN MEDIA OPERATIONS, INC. REPORTS STRONG RESULTS FOR

THIRD QUARTER OF FISCAL YEAR 2008

— Revenues Increase 7% to $115 Million as Expenses Decrease 7% —

New York, NY, February 14, 2008 – American Media, Inc. (AMI), the leading publisher of celebrity journalism and health and fitness magazines in the U.S., said that its subsidiary American Media Operations, Inc. (AMOI) announced today its financial results for the third quarter ended December 31, 2007.

Revenue

Revenue for the third quarter of fiscal year 2008 was $115 million, as compared to $107 million in the third quarter of fiscal year 2007, representing a 7% increase. For the nine months ended December 31, 2007, revenues were $368 million, as compared to $346 million in the prior-year period, representing a 6% increase. The increases in revenue during both the quarter and nine-month periods were primarily attributable to favorable results in advertising and newsstand revenue. The Company’s Shape, Star and Men’s Fitness magazines all delivered strong performances in calendar year 2007 versus calendar year 2006. As measured by Publishers Information Bureau (PIB), an independent organization that tracks advertising carried by consumer magazines, Shape ad pages were up 13%, Star ad pages were up 25% and Men’s Fitness ad pages were up 25%. All three leading AMI titles outperformed their respective categories during calendar year 2007. As compiled by PIB, the category in which Shape is ranked increased 10%; the category in which Star is ranked grew 6%; and, the category in which Men’s Fitness is ranked increased 11%.

Operating Income

Operating income for the third quarter of fiscal year 2008 was $17 million, as compared to a loss of $302 million in the third quarter of fiscal year 2007. For the nine months ended December 31, 2007, operating income was $75 million, as compared to a loss of $275 million in the prior-year period. Excluding a $305 million non-cash provision for impairment of intangible assets and goodwill in the prior-year period, the increase in operating income for the quarter and nine months ended December 31, 2007 would have been 467% and 150%, respectively. These increases were primarily due to the above mentioned increase in revenue and the cost reductions generated by the Company as a result of its implementation of its management action plan.

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) and Bank EBITDA

EBITDA for the third quarter of fiscal year 2008 was $24 million, as compared to $12 million in the third quarter of fiscal year 2007. For the nine months ended December 31, 2007, EBITDA was $95 million, as compared to $56 million in the prior-year period. Bank EBITDA for the third quarter of fiscal year 2008 was $27 million, as compared to $15 million in the third quarter of fiscal year 2007. For the nine months ended December 31, 2007, Bank EBITDA was $103 million, as compared to $72 million in the prior-year period. These favorable results are due to the aforementioned performance in revenue and operating income.

See table below for a reconciliation of EBITDA and Bank EBITDA to Net Loss.

Cash

At December 31, 2007, the Company’s cash and cash equivalent balances were $57 million.

Management Comments

AMOI Chairman and Chief Executive Officer David Pecker said, “In our third quarter of fiscal year 2008, AMOI saw continued strong revenue growth driven by both advertising and circulation gains from our major titles Shape, Star and Men’s Fitness, each of which is experiencing a record advertising year.”

AMOI Executive Vice President and Chief Financial Officer Dean Durbin said, “Over the first three quarters of fiscal year 2008, we made excellent progress towards the cost-reduction and revenue-enhancement goals we outlined in our management action plan in February 2007. This contributed to a 7% decrease in expenses in the third quarter and a 7% decrease in expenses in the first nine months of fiscal year 2008 when the non-cash provision for impairment is excluded. Based on our performance to date, as well as on our projections for the fourth fiscal quarter, we fully expect to achieve the $36 million target contemplated under our management action plan.”

“Looking ahead, we believe AMI is well positioned, despite an increasingly challenging environment,” concluded Mr. Pecker. “We have the leading titles in two of the strongest publishing categories today, health & fitness and celebrity, and their performance continues to be solid in the current quarter.”

Conference Call

AMI plans to host a conference call with its noteholders on Thursday, February 21. Dial-in information related to that planned conference call will be announced over the next several days.

This press release contains “forward-looking statements,” within the meaning of the federal securities laws, that involve risks and uncertainties. All statements herein that address activities, events or developments that the Company expects or anticipates will or may occur in the future, including the Company’s estimates of financial performance and such things as business strategy, measures to implement strategy, competitive strengths, goals, references to future success and other events, are generally forward-looking statements.

The Company’s actual results may differ materially from its estimates. Whether actual results, events and developments will conform to the Company’s expectations is subject to a number of risks and uncertainties and important factors, many of which are beyond the control of the Company. Among the risks and uncertainties which could cause the Company’s actual results to differ from those contemplated by its forward-looking statements are the risk that the Company may not be able to successfully develop its magazine operations so that they continue to generate sufficient cash flow to enable the Company to meet its obligations under its senior credit facility and bond indentures, including the financial covenants under its senior credit facility; the Company’s ability to comply with covenant requirements in its agreements with its lenders and in its indentures; the Company’s ability to implement and maintain an effective system of internal controls over financial reporting; actions of rating agencies; industry and general economic conditions; the Company’s ability to realize its expected benefits from cost savings and revenue enhancement initiatives; and the risks and uncertainties contained in the Company’s periodic reports filed with the Securities and Exchange Commission. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the results, events or developments referenced herein will occur or be realized.

About American Media, Inc.

American Media, Inc. is the leading publisher of celebrity journalism and health and fitness magazines in the U.S. These include Star, Shape, Men’s Fitness, Fit Pregnancy, Natural Health, and National Enquirer. In addition to print properties, AMI owns Distribution Services, Inc., the country's #1 in-store magazine merchandising company.

Contact:	Todd Fogarty
Kekst and Company
212-521-4854

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures

The following table reconciles the differences between net loss as determined under GAAP, EBITDA and Bank EBITDA.

	AMERICAN MEDIA OPERATIONS, INC.
	Three Months Ended		Nine Months Ended
	December 31,	December 31,	December 31,	December 31,
(Dollars in Millions)	2006	2007	2006	2007
Net Loss	$(306.9)	$(14.0)	$(338.7)	$(31.8)

Add:
Interest expense	25.0	25.1	73.0	74.6
Provision (benefit) for income taxes	(29.7)	4.4	(24.0)	7.7
Depreciation and amortization	3.7	3.1	11.6	9.6
Amortization of deferred debt costs	2.2	2.8	5.6	8.2
Provision for impairment intangible assets and goodwill	312.6	0.0	312.6	0.0
Senior subordinated notes issued	0.0	(0.2)	0.0	17.1
Amortization of deferred rack costs	4.7	2.6	15.4	9.2

EBITDA	$11.6	$23.8	$55.5	$94.6

Add:
Investment in launches and re-launches	0.0	0.0	1.1	0.2
Restructuring costs and severance	0.1	0.2	3.8	0.7
Professional fees	2.6	2.1	10.3	5.2
Management fees	0.5	0.5	1.5	1.5
Other	0.1	0.0	0.2	0.4

Bank EBITDA	$14.9	$26.6	$72.4 (1)	$102.6

(1) Bank EBITDA includes $0.4 of one-time costs beyond the cap permitted in the Company’s Credit Agreement.

Note:

EBITDA represents the sum of net loss, interest expense, income taxes, depreciation of property and equipment, amortization of intangible assets, deferred debt costs and deferred rack costs, senior subordinated notes issued and provision for impairment of intangible assets and goodwill. Bank EBITDA is used in calculating covenant compliance under the Company’s credit agreement. Bank EBITDA is defined as EBITDA excluding certain allowable charges. EBITDA and Bank EBITDA are not measures of financial performance in accordance with GAAP. You should not consider them as alternatives to net loss as a measure of operating performance. Our calculation of EBITDA and Bank EBITDA may be different from the calculations used by other companies and therefore comparability may be limited. We present EBITDA to provide additional information regarding our performance and because it is a measure by which we gauge our profitability. In addition, information concerning Bank EBITDA is being presented because it reflects important components included in the financial covenants of the Company’s credit agreement.

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